SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING  6/30/2008
FILE NUMBER: 811-1540
SERIES NO.:  19


74U. 1 Number of shares outstanding (000's omitted)
       Class A                                 26,355
     2 Number of shares outstanding of a second class of open-end company shares (000's omitted)
       Class B                                  2,764
       Class C                                  4,630
       Institutional Class                      1,979

74V. 1  Net asset value per share (to nearest cent)
       Class A                                 $18.97
     2 Net asset value per share of a second class of open-end company shares
       (to nearest cent)
       Class B                                 $18.16
       Class C                                 $18.16
       Institutional Class                     $19.02